Exhibit 99.1
Release Immediately
07-12-F

HERCULES ACQUIRES SPECIALTY SURFACTANTS BUSINESS OF
 DEXTER CHEMICAL L.L.C.

WILMINGTON, DELAWARE, August 28, 2007 . . .  Hercules Incorporated (NYSE: HPC) today announced it has completed the purchase of the specialty surfactants business of Dexter Chemical L.L.C.  Under terms of the agreement, Hercules Incorporated is acquiring the business related to Dexter’s product portfolio of phosphate ester surfactants sold under the Strodex® and Dextrol® trademarks.

Dexter is a leader in phosphate ester surfactants utilized in paints and coatings where the products are used to enhance gloss retention, promote surface wetting and improve color stability.  Products have also been recently developed and optimized for use in low-VOC (volatile organic chemical) coatings formulations.

Commenting on the transaction, Craig Rogerson, President and Chief Executive Officer of Hercules, said, “This business is an excellent fit for Aqualon’s Coatings Additives business.  It will broaden Aqualon’s existing portfolio of products for the paint industry and strengthen its overall market position.”

###

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets.  For more information, visit the company’s website at www.herc.com.

A world leader in phosphate ester chemistry, Dexter Chemical has been serving the Paint & Coatings, Emulsion Polymerization and Textile & Garment Wet Processing industries for more than 50 years.  For more information, visit the company’s website at www.dexterchem.com.

This Press Release includes forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: ability to research, develop, and commercialize new technologies and to market products resulting from such technologies, market demand,  business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, adverse legal and regulatory developments, and adverse changes in economic and political climates around the world. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in other reports filed by the Company with the Securities and Exchange Commission.  The words or phrases "will likely result," "should," "are expected to," "will continue," "is anticipated," "expect," "estimate," "project" or similar expressions are among those which identify forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update, except as may be required by law.

Media Contact:       John S. Riley              (302) 594-6025
Investor Contact:   Stuart L. Fornoff        (302) 594-7151